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  President & CEO or
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  Sr. EVP & CFO
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Jeffery Blum to Lead MidSouth Bank Credit Team

LAFAYETTE, LA., July 25, 2014/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE: MSL) announced that Jeffery “Jeff” Blum has joined MidSouth Bank as Senior Executive Vice President and Chief Credit Officer. In his new position, Blum will oversee loan underwriting and develop loan policies and procedures.  He will also identify credit risk situations and provide guidance to line of business lending managers.

A native of Morgan City, Louisiana, Blum worked for Whitney Bank for the past 21 years, having most recently served as Morgan City area president where his duties included managing the commercial lending group, the retail division and other lines of business such as Trust, Investments and International Services for the St Mary Parish market.  He earned his bachelor’s degree in 1992 from Tulane University where he was a pitcher for the Green Wave baseball team. Blum also is an alumnus of the Graduate School of Banking at LSU.

Blum has been active in his local community in Morgan City, serving as a member of the St. Mary Industrial Group, as a board member of the Atchafalaya Petroleum Institute and the Petroleum Club, as well as being a member of the Holy Cross Church Finance Committee and the Central Catholic Finance Committee & Advisory Council.  He is committed to supporting youth sports, serving as a CCJHS Baseball Coach and a Youth Baseball Coach. He will continue his commitment to community when he and his wife, Caridad, along with their two sons, Adam and Jacob, relocate to Lafayette in the coming weeks.

“Jeff’s experience as an area President with Whitney Bank, along with his over 21 years of commercial lending experience in both St Mary Parish as well as Baton Rouge, will prove very valuable in his new role as Senior Executive Vice President and Chief Credit Officer,” said MidSouth Bank Chief Banking Officer, Troy M. Cloutier. “Jeff has everything we sought in a Chief Credit Officer – recent and vast commercial lending experience, an appreciation for prudent lending practices, and a deep understanding of the oil and gas industry. He brings a level of skill and leadership to our company that will support our strong credit culture while providing our lending team the tools that they need to continue our loan growth strategy,” added C. R. “Rusty” Cloutier, President and Chief Executive Officer of MidSouth Bank.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of March 31, 2014. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” The Company's Series C Preferred Stock is quoted on the OTC Bulletin Board ("OTCBB") under the ticker symbol MSLXP.  Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 60 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.